EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-60616 and 333-181495) of Pinnacle Entertainment, Inc. of our report dated June 30, 2015, relating to the financial statements and supplemental schedule of the Pinnacle Entertainment, Inc. 401(k) Investment Plan which appear in this Form 11-K for the year ended December 31, 2014.
/s/ BDO USA, LLP

Las Vegas, Nevada
June 30, 2015